EXHIBIT 99.1

Report of Independent Accountants

To the Board of Directors and
Shareholder of Equity One, Inc.:

We have examined management’s assertion about Equity One, Inc. and its subsidiaries’ (the “Company”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as of and for the year ended November 30, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended November 30, 2005 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

February 27, 2006

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

February 22, 2006

As of and for the year ended November 30, 2005, Equity One, Inc. and its subsidiaries (the “Company”), a wholly-owned subsidiary of Popular Financial Holdings, Inc., have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) solely for purpose of servicing the residential mortgage loans underlying the Loan Asset Backed Certificate Series 1997-1, 1998-1, 1999-1, 2000-1, 2001-1, 2001-2, 2001-3, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1, 2003-2, 2003-3, 2003-4, 2004-1, 2004-2, 2004-3, 2004-4, 2004--5, 2005-1, 2005-2, 2005-A, 2005-3, 2005-B, 2005-4, 2005-C, 2005-5, 2005-D (the “Agreement”) except as noted as follows:

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $65,000,000 and $25,000,000, respectively.

/s/ John N. Martella

John N. Martella Group Executive Vice President of Loan Servicing